Exhibit 99.1

NEWS RELEASE	Contacts:
Vertis Communications
Barry Kohn
Chief Financial Officer
410.454.0853

VERTIS COMMUNICATIONS ANNOUNCES THIRD QUARTER 2007 RESULTS

BALTIMORE (Nov. 14, 2007) – Vertis Communications (“Vertis” or the “Company”), a leading provider of targeted advertising, media and marketing solutions, announced today results for the three and nine months ended Sept. 30, 2007.

Revenue

Revenue for the third quarter of 2007 was $319.3 million versus $352.2 million in the third quarter of 2006. The 9.3 percent decline was primarily in the Advertising Inserts segment driven by reduced volume and lower paper costs which resulted in reduced revenues. Revenue in the Direct Mail segment was up over 17 percent for the quarter and reflects a recovery from the impacts of the postal rate increase in the second quarter of 2007.

On a year-to-date basis, revenue was $982.1 million, a decrease of $69.5 million or 6.6 percent, from revenue of $1,051.6 million in the first nine months of 2006. The decrease was driven by revenue declines in Advertising Inserts and our “Other” segment (PreMedia and Media), which were somewhat offset by revenue growth in Direct Mail.

Net Loss

Net loss during the quarter grew to $24.9 million from $18.1 million in the same quarter one year ago. Through Sept. 30, 2007, the net loss amounted to $69.8 million versus $44.7 million in the corresponding period in 2006. The increase in net loss was driven by volume declines in Advertising Inserts offset by improved pricing, which includes product, customer and equipment mix. Also driving the change was an improvement in Direct Mail volume. Additionally, both platforms experienced an increase in costs primarily related to the overall company wide investment in lean and continuous improvement aimed at improving productivity and performance as well as upgrading quality and customer service.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA in the third quarter of 2007 declined, as expected, to $23.5 million from $30.0 million for the same period in 2006. Adjusted EBITDA was $32.4 million in the third quarter of 2007, a decline of $3.7 million, or 10.2 percent, from Adjusted EBITDA of $36.1 million in the same quarter of 2006. This decline was largely due to the aforementioned decline in revenue and investments made in maintenance, quality and sales support, which were somewhat offset by corporate cost reductions.

On a year-to-date basis, EBITDA amounted to $72.2 million in 2007 versus $97.5 million for the same period in 2006. Adjusted EBITDA amounted to $87.5 million for the first nine months of 2007 versus $117.5 million in the first nine months of 2006.

See below for a reconciliation of EBITDA and Adjusted EBITDA to loss from continuing operations before cumulative effect of accounting change, which is the most comparable measure under accounting principles generally accepted in the United States (“GAAP”).

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Cash and Liquidity

The Company ended the nine month period with $4.1 million in cash and debt of $1,155.1 million. In addition, the off-balance sheet accounts receivable facility stood at $104.0 million. The Company ended the nine month period with $62.3 million available on its $250 million senior credit facility. Additionally, on Oct. 1, 2007, we completed a sale-leaseback transaction for one of our production facilities that resulted in increased liquidity of approximately $11 million. At Sept. 30, 2007, the last 12-month Adjusted EBITDA calculated for covenant purposes was $139.6 million or $14.6 million above the minimum requirement.

Additional information on the results is available in the Company’s Form 10-Q filed with the SEC on Nov. 14, 2007.

Management Comments

Mike DuBose, chairman and chief executive officer commented, “We continue to make progress on our key turnaround and business investment initiatives. Although the overall environment remains challenging, our results continue, for the most part, to be in-line with our expectations, with the exception of our Direct Mail business. As you will recall, 2007 was to be a transition year as we put in the business processes, capabilities and personnel to make significant impact on 2008 and beyond. These initiatives and investments are starting to have an impact which will be discussed in more detail during tomorrow’s conference call. Notwithstanding the progress being made in the transformation of Vertis, the competitive forces impacting our primary businesses remain severe. While much work remains to be done, we are pleased overall with the progress and confident that we are positioning Vertis for a stronger future.”

Conference Call

Vertis will be holding a conference call on Thursday, November 15, 2007 at 11:00 a.m. EST, to discuss earnings for the nine months ended September 30, 2007. Mike DuBose, chairman and chief executive officer, will host the conference call at 800.462.3053 or 1.706.902.2200 for international callers, and the passcode confirmation is 23302667. A recording of the call will be available for review for one week at 800.642.1687 or 1.706.645.9291 for international callers.

About Vertis Communications

Vertis Communications is a premier provider of print advertising, direct marketing solutions and related value added services to America’s leading retail and consumer services companies. Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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Attachments

Financial Highlights

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Condensed Consolidated Balance Sheets

Condensed Consolidated Statement of Operations

Condensed Consolidated Statement of Cash Flows

Financial Highlights

Following is a summary of Vertis’ results for the three and nine months ended September 30, 2007 and September 30, 2006.

Vertis, Inc.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Revenue	$319.3	$352.2	$982.1	$1,051.6
Operating Income	$11.5	$17.0	$36.9	$60.1
Loss from continuing operations before cumulative effect of accounting change	$(24.6)	$(18.4)	$(69.6)	$(44.2)
Net Loss	$(24.9)	$(18.1)	$(69.8)	$(44.7)
EBITDA	$23.5	$30.0	$72.2	$97.5
Adjusted EBITDA	$32.4	$36.1	$87.5	$117.5

For definitions of EBITDA and Adjusted EBITDA, see “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between Vertis’ loss from continuing operations before cumulative effect of accounting change as determined under GAAP, EBITDA and Adjusted EBITDA.

Vertis, Inc.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2007	2006	2007	2006

Loss from continuing operations before cumulative effect of accounting change	$(24.6)	$(18.4)	$(69.6)	$(44.2)
Add:
Interest expense, net	34.1	33.5	100.4	98.6
Tax expense (benefit)	0.1	(0.2)	0.3	—
Depreciation and amortization	13.9	15.1	41.1	43.1

EBITDA	$23.5	$30.0	$72.2	$97.5
Add:
Restructuring charges	6.6	3.1	8.8	12.2
Loss on sale of accounts receivable	1.6	1.6	5.1	4.7
Loss on sale of property, plant & equipment	0.4	0.4	1.4	0.6
Management fees (non-cash)	0.3		0.9
Other		1.0	(0.9)	2.5

Adjusted EBITDA	$32.4	$36.1	$87.5	$117.5

Note:

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets. Adjusted EBITDA is used in calculating covenant compliance under the Company’s credit agreements. Adjusted EBITDA is defined as EBITDA excluding restructuring charges and certain non-cash charges as well as fees on our Accounts Receivable facility. EBITDA and Adjusted EBITDA are not measures of financial performance in accordance with GAAP. You should not consider them as alternatives to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance. Our calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability. In addition, information concerning Adjusted EBITDA is being presented because it reflects important components included in the financial covenants of the Company’s credit agreements. The most comparable measure to EBITDA and Adjusted EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change.

Vertis, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

In thousands, except share and per share amounts

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,117	$5,710
Accounts receivable, net	97,920	139,426
Inventories	51,638	48,227
Maintenance parts, net	21,063	22,292
Prepaid expenses and other current assets	11,905	8,578
Total current assets	186,643	224,233
Property, plant and equipment, net (1)	335,429	330,039
Goodwill	246,527	246,260
Deferred financing costs, net	11,315	14,838
Other assets, net	27,289	29,316
Total assets	$807,203	$844,686

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$132,086	$186,638
Compensation and benefits payable	37,936	34,755
Accrued interest	41,906	14,300
Other current liabilities	26,747	29,067
Total current liabilities	238,675	264,760
Due to parent	3,395	3,491
Long-term debt	1,155,108	1,096,036
Other long-term liabilities	29,847	30,482
Total liabilities	1,427,025	1,394,769

Stockholder’s deficit:
Common stock - authorized 3,000 shares; $0.01 par value; issued and outstanding 1,000 shares
Contributed capital	409,689	409,689
Accumulated deficit	(1,022,909)	(953,090)
Accumulated other comprehensive loss	(6,602)	(6,682)
Total stockholder’s deficit	(619,822)	(550,083)
Total liabilities and stockholder’s deficit	$807,203	$844,686

(1) Net of accumulated depreciation of $607.8 million and $576.5 million, respectively

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

In thousands

Three Months Ended September 30,	2007	2006
	(Unaudited)

Revenue	$319,310	$352,228
Operating expenses:
Costs of production	253,711	280,826
Selling, general and administrative	33,622	36,277
Restructuring charges	6,626	3,114
Depreciation and amortization of intangibles	13,851	15,055
Total operating expenses	307,810	335,272
Operating income	11,500	16,956
Other expenses:
Interest expense, net	34,144	33,502
Other, net	1,858	2,017
Total other expenses	36,002	35,519

Loss from continuing operations before income tax expense	(24,502)	(18,563)
Income tax expense (benefit)	139	(165)
Loss from continuing operations	(24,641)	(18,398)

(Loss) income from discontinued operations	(251)	302

Net loss	$(24,892)	$(18,096)

Nine Months Ended September 30,	2007	2006
	(Unaudited)

Revenue	$982,106	$1,051,570
Operating expenses:
Costs of production	788,276	830,947
Selling, general and administrative	107,061	105,228
Restructuring charges	8,827	12,181
Depreciation and amortization of intangibles	41,078	43,078
Total operating expenses	945,242	991,434
Operating income	36,864	60,136
Other expenses:
Interest expense, net	100,369	98,614
Other, net	5,771	5,758
Total other expenses	106,140	104,372

Loss from continuing operations before income tax expense and cumulative effect of accounting change	(69,276)	(44,236)
Income tax expense (benefit)	292	(24)
Loss from continuing operations before cumulative effect of accounting change	(69,568)	(44,212)

(Loss) income from discontinued operations	(251)	1,193
Loss before cumulative effect of accounting change	(69,819)	(43,019)

Cumulative effect of accounting change		(1,654)

Net loss	$(69,819)	$(44,673)

Vertis, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

In thousands

Nine Months Ended September 30,	2007	2006
	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(69,819)	$(44,673)
Adjustments for discontinued operations	251	(1,193)
Loss from continuing operations	(69,568)	(45,866)
Adjustments to reconcile loss from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	41,078	43,078
Amortization of deferred financing costs	5,311	4,708
Accretion of long-term debt discount	2,971	2,971
Cumulative effect of accounting change		1,654
Provision for doubtful accounts	(531)	(20)
Other, net	1,737	552
Changes in operating assets and liabilities (excluding effect of acquisitions and dispositions):
Decrease in accounts receivable	41,972	12,484
Increase in inventories	(3,411)	(1,194)
(Increase) decrease in prepaid expenses and other assets	(1,711)	1,338
Decrease in accounts payable and other liabilities	(15,299)	(16,593)
Net cash provided by continuing operating activities	2,549	3,112
(Loss) income from discontinued operations	(251)	1,193
Change in net assets of discontinued operations held for sale		(2,601)
Net cash used in discontinued operations	(251)	(1,408)
Net cash provided by operating activities	2,298	1,704
Cash Flows from Investing Activities:
Capital expenditures	(51,177)	(33,341)
Software development costs capitalized	(842)	(1,703)
Proceeds from sale of property, plant and equipment	283	860
Acquisition of business, net of cash acquired	(203)	(20,994)
Deferred proceeds from disposition of business		39,367
Net cash used in investing activities	(51,939)	(15,811)
Cash Flows from Financing Activities:
Net (repayments) borrowings under revolving credit facility	6,101	53,728
Borrowing under term loan	50,000
Deferred financing costs	(1,787)	(388)
Decrease in outstanding checks drawn on controlled disbursement accounts	(6,250)	(33,218)
Advances to parent	(96)	(346)
Financing activities of discontinued operations		1,408
Net cash provided by financing activities	47,968	21,184
Effect of exchange rate changes on cash	80	(76)
Net (decrease) increase in cash and cash equivalents	(1,593)	7,001
Cash and cash equivalents at beginning of year	5,710	1,828
Cash and cash equivalents at end of period	$4,117	$8,829